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                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
Income (loss) before income taxes, equity in net loss of
  affiliates and minority interest..........................  $  10,124   $ (15,651)
Plus fixed charges:
  Interest expense..........................................    137,075     126,661
  Interest component of rent expense(1).....................     11,010       6,567
Less: capitalized interest..................................     11,489      59,477
                                                              ---------   ---------
Earnings available to cover fixed charges...................  $ 146,720   $  58,100
                                                              =========   =========
Fixed charges(2)............................................  $(220,565)  $(180,687)
                                                              =========   =========
Deficiency of earnings to cover fixed charges...............  $ (73,845)  $(122,587)
                                                              =========   =========

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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Fixed charges include preferred dividends as adjusted for the Company's effective tax rate, excluding one-time events.